Comerica

Comerica Bank

MC 4251
Two Embarcadero Center, Suite 300
San Francisco, CA 94111-3305
415 477-3300
Fax: 415 477-3270

San Francisco Regional Office

July 29, 2008

Scott Kincer
Chief Executive Officer
Datascension, Inc., a California corporation
Datascension, Inc., a Nevada corporation
407 W. Imperial Highway, Suite H314
Brea, CA 92821

Re: Notice of Event of Default and Preservation of Rights

Dear Mr. Kincer:

Reference is made to that Senior Secured Credit Agreement dated as of August 30, 2007 (the "Credit Agreement") by and among Datascension, Inc., a Nevada corporation ("Parent"), Datascension, Inc., a California corporation ("International" and together with Parent, "Borrowers") and Comerica Bank, as Lender ("Bank"). Reference is also made to that Notice of Event of Default and Preservation of Rights letter to you dated May 30, 2008 (the "May Notice"). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

You have advised us that as of December 31, 2007, March 31, 2008 and June 30, 2008 the Borrowers were in violation of Section 7.8 (Quarterly Net Operating Profit) and Section 7.9 (Debt Service Coverage Ratio) of the Credit Agreement. You have also advised us that the Borrowers are in violation of Section 8.1 (Distributions), Section 8.4 (Extension of Credit), and Section 8.8 (Transactions with Affiliates) of the Credit Agreement. Bank acknowledges receipt of such information and hereby provides this notice to the Borrowers that, as a consequence of the foregoing violations, Events of Default exist under the Credit Agreement. The foregoing does not purport to be a complete or exclusive list of Defaults or Events of Default under the Credit Agreement. Consequently, Bank reserves the right to recognize and notify you of additional Defaults or Events of Default as they occur or as Bank learns of them.

We hereby remind you that the consequences of an Event of Default under the Credit Agreement may include, without limitation, (a) the application of an increased rate of interest to the outstanding principal amount of all Loans as well as to certain interest payments and fees, (b) the suspension of Bank's obligation to make new Loans, (c) the acceleration of all or any portion of the Obligations and (d) the exercise of rights and remedies under the Loan Documents or applicable law. Bank notified you in the May Notice that from and after the date of the May Notice and during the continuance of the Events of Default identified in the May Notice, interest would accrue at the Default Rate and Bank reiterates that interest continues to accrue at the Default Rate. Although Bank has no present intention of invoking any of the foregoing rights described in clauses (b), (c) and (d), Bank specifically reserves the right to take any of the foregoing actions in the future.

We also remind you that the Revolving Maturity Date is August 30, 2008. On such date Bank expects that the Loans and all other Obligations will be paid in full. You have advised us that you are in discussions with other lenders willing to provide funds to refinance the Loans and other Obligations. Bank has not agreed to any extension of the Revolving Maturity Date. Any such extension could only be made in an express writing signed by Bank.

Neither any discussions, negotiations or any other communication by Bank with you or the Borrowers or their representatives nor anything contained in this letter shall be a waiver of any past, present or future violation, default, Default or Event of Default of Borrowers under the Credit Agreement or any other Loan Documents. Similarly, Bank hereby expressly reserves the right to at any time exercise any rights, privileges and remedies under the Credit Agreement and each other Loan Document that Bank may have with respect to each violation, default, Default or Event of Default, and any failure by Bank to exercise any right, privilege or remedy as a result of the violations set forth above shall not directly or indirectly in any way whatsoever either: (i) impair, prejudice or otherwise adversely affect Bank's right at any time to exercise any right, privilege or remedy in connection with the Credit Agreement or any other Loan Documents, (ii) amend or alter any provision of the Credit Agreement or any other Loan Documents or any other contract or instrument, or (iii) constitute any course of dealing or other basis for altering any obligation of Borrowers or any rights, privilege or remedy of Bank under the Credit Agreement or any other Loan Documents or any other contract or instrument. Nothing in this letter shall be construed to be a consent by Bank to any prior, existing or future violations of the Credit Agreement or any other Loan Document.

Please execute a copy of this letter in the space provided below and return it to us to confirm our understanding.

Very truly yours,

COMERICA BANK

Michael A. Silva
Senior Vice President & Group Manager

Misako Noda Stewart
First Vice President

The Borrowers acknowledge and agree to the forgoing understanding.

DATASCENSION, INC., a Nevada corporation

By:____________________
Name: Scott Kincer
Title: Chief Executive Officer

DATASCENSION, INC., a California corporation

By: ____________________
Name: Scott Kincer
Title: Chief Executive Officer